                                                                    Exhibit 99.1

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Dal-Tile International Inc.

We have audited the accompanying consolidated balance sheets of Dal-Tile International Inc. as of December 28, 2001 and December 29, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dal-Tile International Inc. at December 28, 2001 and December 29, 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 28, 2001, in conformity with accounting principles generally accepted in the United States.


                                            /s/ Ernst & Young LLP

Dallas, Texas
February 22, 2002

                           DAL-TILE INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                   December 28,   December 29,
                                                       2001           2000
                                                   ------------   ------------
Assets
Current Assets:
    Cash ...................................        $  4,206          1,477
     Trade accounts receivable, net of
      allowance of $4,171 in 2001 and
      $4,982 in 2000 .......................         112,629        104,352
     Inventories ...........................         149,679        140,246
     Prepaid expenses ......................           4,664          5,702
     Other current assets ..................          16,545         25,222
                                                    --------       --------
      Total current assets .................         287,723        276,999
Property, plant and equipment, at cost:
     Land ..................................          11,437         11,553
     Leasehold improvements ................          15,676         13,134
     Buildings .............................          87,887         81,808
     Machinery and equipment ...............         233,128        214,783
     Construction in progress ..............          12,265         22,754
                                                    --------       --------
                                                     360,393        344,032
Accumulated depreciation ...................         131,085        119,343
                                                    --------       --------
                                                     229,308        224,689
Goodwill, net of accumulated amortization
 of $80,984 in 2001 and $76,202 in 2000 ....         133,638        138,260
Tradename and other assets, net of
 accumulated amortization of $13,966 in
 2001 and $9,373 in 2000 ...................          27,753         30,572
                                                    --------       --------
        Total assets .......................        $678,422        670,520
                                                    ========       ========
Liabilities and Stockholders' Equity
Current Liabilities:
    Trade accounts payable .................        $ 32,302         32,766
    Accrued expenses .......................          69,491         66,848
    Current portion of long-term debt ......          17,217         55,761
    Other current liabilities ..............           2,218          5,321
                                                    --------       --------
        Total current liabilities ..........         121,228        160,696
Long-term debt .............................         219,900        276,017
Other long-term liabilities ................          18,593         17,968
Deferred income taxes ......................          28,847          3,531
Commitments and Contingencies
Stockholders' Equity:
    Preferred stock, $ .01 par value,
      11,100,000 shares authorized; no
      shares issued and outstanding at
      December 28, 2001 or December 29,
      2000 .................................              --             --
    Common stock, $.01 par value,
      200,000,000 shares authorized; issued
      and outstanding shares - 56,088,083 at
      December 28, 2001 and 55,252,695 at
      December 29, 2000 ....................             561            553
    Additional paid-in capital .............         461,905        453,144
    Accumulated deficit ....................         (95,003)      (172,338)
    Accumulated other comprehensive loss ...         (77,609)       (69,051)
                                                    --------       --------
        Total stockholders' equity .........         289,854        212,308
                                                    --------       --------
Total liabilities and stockholders'
 equity ....................................        $678,422        670,520
                                                    ========       ========

                            See accompanying notes.

                           DAL-TILE INTERNATIONAL INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)


                                                               Fiscal Year Ended
                                                 -------------------------------------------------
                                                 December 28,      December 29,      December 31,
                                                     2001              2000              1999
                                                 ------------      ------------      ------------
Net sales .....................................   $1,036,795          959,445           857,480
Cost of goods sold ............................      546,345          497,933           440,514
                                                  ----------          -------           -------
                                                     490,450          461,512           416,966
Operating expense:
  Transportation ..............................       79,607           76,130            67,376
  Selling, general and administrative .........      256,110          242,807           229,505
  Amortization of goodwill and tradename ......        5,512            5,512             5,607
                                                  ----------          -------           -------
Total operating expense .......................      341,229          324,449           302,488
                                                  ----------          -------           -------
Operating income ..............................      149,221          137,063           114,478
Interest expense ..............................       21,490           30,102            37,125
Interest income ...............................           42              104               126
Foreign transaction/translation (expense)
 income .......................................         (232)             (82)              137
Minority interest .............................         (803)             (18)               --
Other income ..................................        2,137               87               518
Other expense .................................         (581)            (431)             (405)
                                                  ----------          -------           -------
Total other (expense) income  .................          521             (444)              250
                                                  ----------          -------           -------
Income before income taxes and
  extraordinary item ..........................      128,294          106,621            77,729
Income tax provision ..........................       49,393            5,864             3,966
                                                  ----------          -------           -------
Income before extraordinary item ..............       78,901          100,757            73,763
Extraordinary item-loss on early
  extinguishment of debt, net of tax ..........        1,566               --                --
                                                  ----------          -------           -------
Net income ....................................   $   77,335          100,757            73,763
                                                  ==========          =======           =======
Basic Earnings Per Share
Income before extraordinary item per
  common share ................................   $     1.42             1.83              1.36
Extraordinary item per common share ...........        (0.03)              --                --
                                                  ----------          -------           -------
Net income per common share ...................   $     1.39             1.83              1.36
                                                  ==========          =======           =======
Weighted average common shares ................       55,808           54,918            54,103
                                                  ==========          =======           =======
Diluted Earnings Per Share
Income before extraordinary item
  per common share ............................   $     1.36             1.82              1.35
Extraordinary item per common share ...........        (0.03)              --                --
                                                  ----------          -------           -------
Net income per common share ...................   $     1.33             1.82              1.35
                                                  ==========          =======           =======
Weighted average common shares
  assuming dilution ...........................       58,341           55,396            54,539
                                                  ==========          =======           =======

                            See accompanying notes.

                           DAL-TILE INTERNATIONAL INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (In Thousands)


                                                                                               Accumulated
                                                Common Stock       Additional                     Other
                                            --------------------    Paid-In     Accumulated   Comprehensive
                                             Shares      Amount     Capital       Deficit          Loss         Total
                                            --------    --------   ----------   -----------   -------------    -------
Balance at January 1, 1999.................  53,552       $535      436,182      (346,858)       (74,400)       15,459
Stock option compensation..................     --         --           255           --             --            255
Exercise of stock options and other........   1,117         12       11,301           --             --         11,313

Comprehensive income:
Net income.................................     --         --           --         73,763            --         73,763
Currency translation adjustment............     --         --           --            --             154           154
                                                                                                               -------
Total comprehensive income.................     --         --           --            --             --         73,917
                                            ------        ----      -------      --------        -------       -------

Balance at December 31, 1999............... 54,669         547      447,738      (273,095)       (74,246)      100,944
Exercise of stock options and other........    584           6        5,406           --             --          5,412
Comprehensive income:
Net income.................................    --          --           --        100,757            --        100,757
Unrealized gain on hedge instrument, net
  of tax...................................    --          --           --            --           5,282         5,282
Currency translation adjustment............    --          --           --            --             (87)          (87)
                                                                                                               -------
Total comprehensive income.................    --          --           --            --             --        105,952
                                            ------        ----      -------      --------        -------       -------

Balance at December 29, 2000............... 55,253         553      453,144      (172,338)       (69,051)      212,308
Exercise of stock options and other........    835           8        8,761           --             --          8,769

Comprehensive income:
Net income.................................    --          --           --         77,335            --         77,335
Unrealized loss on hedge instrument, net
  of tax...................................    --          --           --            --          (8,366)       (8,366)
Currency translation adjustment............    --          --           --            --            (192)         (192)
                                                                                                               -------
Total comprehensive income.................    --          --           --            --             --         68,777
                                            ------        ----      -------      --------        -------       -------
Balance at December 28, 2001............... 56,088        $561      461,905       (95,003)       (77,609)      289,854
                                            ======        ====      =======      ========        =======       =======


The Company had authorized and unissued during the three years ended December 28, 2001 11,100,000 shares of preferred stock $0.01 par value.

                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)



                                                               Fiscal Year Ended
                                                ------------------------------------------------
                                                 December 28,      December 29,      December 31,
                                                    2001              2000              1999
                                                -------------     ------------       -----------

Operating Activities
Net income.....................................  $  77,335           100,757            73,763
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation and amortization................     29,409            26,782            26,889
  Extraordinary loss...........................      1,566               --                --
  Tax benefit of stock option exercises........      1,997               --                693
  Provision for losses on accounts receivable..      2,544             2,126             2,199
  Other........................................       (693)              138               153
  Deferred income tax provisions (benefit).....     18,912               553            (1,717)

Changes in operating assets and liabilities:
  Trade accounts receivable....................    (10,484)          (11,706)           (3,673)
  Inventories..................................     (9,151)             (276)           (1,388)
  Other assets.................................     10,579            (3,063)            3,474
  Trade accounts payable and accrued expense...      1,927            (5,353)           14,594
  Accrued interest payable.....................      1,083             1,436                94
  Other liabilities............................     (4,652)           (1,167)          (10,444)
                                                 ---------          --------          --------
Net cash provided by operating activities......    120,372           110,227           104,637

Investing Activities
Expenditures for property, plant and equipment,
  net..........................................    (27,207)          (37,180)          (25,129)

Financing Activities
Borrowings under long-term debt................    360,250           241,900           255,600
Repayment of long-term debt....................   (454,910)         (320,796)         (345,359)
Debt issuance costs............................     (2,668)              --                --
Net proceeds from issuance of common stock.....      6,772             6,184             9,771
                                                 ---------          --------          --------
Net cash used in financing activities..........    (90,556)          (72,712)          (79,988)
Effect of exchange rate on cash................        120               (51)              127
                                                 ---------          --------          --------
Net increase (decrease) in cash................      2,729               284              (353)
Cash at beginning of period....................      1,477             1,193             1,546
                                                 ---------          --------          --------
Cash at end of period..........................  $   4,206             1,477             1,193
                                                 =========          ========          ========

                            See accompanying notes.

                           DAL-TILE INTERNATIONAL INC.

                             NOTES TO CONSOLIDATED
                     FINANCIAL STATEMENTS DECEMBER 28, 2001

1. Organization

     Dal-Tile International Inc. (the "Company"), a holding company, owns the outstanding capital stock of its sole direct subsidiary, Dal-Tile Group Inc. (the "Group"), and conducts its operations through the Group. The Group also conducts substantially all of its operations through its subsidiaries. Dal-Tile International Inc., as a stand-alone holding company, has no operations.

     The Group is a multinational manufacturing and distribution company operating in the United States, Mexico and Canada. The Group offers a full range of glazed and unglazed ceramic tile products and accessories, as well as natural stone products. The Group's products are sold principally through its extensive network of Company-operated sales centers. The Group also distributes products through independent distributors and sells to home center retailers and flooring dealers.

2. Summary of Significant Accounting Policies

Basis of Presentation

     The consolidated financial statements reflect the consolidation of all accounts of the Company, including a majority owned joint venture with Emilceramica S.p.A. Significant intercompany transactions and balances have been eliminated in consolidation. The Company has a 49.99 percent interest in Recumbrimientos Interceramic S.A. de C.V. ("RISA"), a Mexican joint venture with Interceramic, a leading Mexican manufacturer. As of December 30, 2000, the Company began accounting for this investment under the equity method as opposed to the cost method. Such change had an immaterial effect on the results of operations and financial condition of the Company. At December 28, 2001 the Company's investment in RISA was $10,115,000 which approximates its interest in RISA equity.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Valuation of Accounts Receivable

     The Company values its accounts receivable at fair value and maintains reserves based on a calculation of historical trends of bad debt expense and credit memos issued, and by review of accounts receivable aging. The Company determines accounts receivable write-offs based on age and the discretion of the credit department. Costs incurred for the fiscal years 2001, 2000 and 1999 amounted to approximately $2,544,000, $2,126,000 and $2,199,000, respectively.

Inventories

     U.S. finished products inventories are valued at the lower of cost (last-in, first-out ("LIFO")) or market, while U.S. raw materials and goods-in-process inventories are valued at the lower of cost (first-in, first-out ("FIFO")) or market. Mexican and Canadian inventories are valued at the lower of cost (FIFO) or market.

                           DAL-TILE INTERNATIONAL INC.

                               December 28, 2001

Depreciation

     Depreciation for financial reporting purposes is determined using the straight-line method. Estimated useful lives are as follows:

                                                    Years
                                                -------------
             Leasehold improvements............ Life of lease
             Buildings.........................   20 - 30
             Machinery and equipment...........    3 - 15

Impairment of Long-lived Assets

     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

     Goodwill, which represents the excess cost over the fair value of net assets acquired, is amortized along with tradename on a straight-line basis over the expected period to be benefited of 40 years and 25 years, respectively. The Company assesses the recoverability of goodwill and tradename by determining whether the amortization of the balances over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired operations. Recoverability is reviewed when events or changes in circumstances indicate that the carrying amount may exceed such cash flows.

Revenue Recognition

     The Company recognizes revenue from product sales upon shipment including amounts billed to customers for shipping and handling.

Transportation

     The Company records shipping and handling costs on a separate transportation line item under operating expense.

Other Income (Expense)

     The Company records minority interest in other income (expense) for the minority portion of the joint venture between the Company and Emilceramica, S.p.A. Minority interest was approximately $803,000 and $18,000 in the fiscal years 2001 and 2000. In fiscal 2001, the Company recorded income of approximately $1,533,000 from the RISA joint venture.

Advertising Expense

     Advertising and promotion expenses are charged to income during the period in which they are incurred. Advertising and promotion expenses incurred for the fiscal years 2001, 2000 and 1999 amounted to approximately $20,613,000, $17,326,000 and $17,231,000, respectively.

Stock Options

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the underlying common stock at the date of grant. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, no compensation expense is recognized if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

                          DAL-TILE INTERNATIONAL INC.

                               December 28, 2001

Retirement Plans

     The Company maintains a defined contribution 401(k) plan for eligible employees in the U.S. A participant may contribute up to 15 percent of total annual compensation (annual base pay for union participants) to the plan. Contributions by the Company to the plan are made at the discretion of its Board of Directors. Currently, the Company matches 50 percent of any participant's contribution to the plan up to 6 percent of the employee's total annual compensation. The Company recorded matching contributions of approximately $3,025,000, $2,176,000 and $3,007,000 for fiscal years 2001, 2000 and 1999, respectively. Dal-Tile Mexico maintains a defined benefit plan for eligible employees with funding policies based on local statutes. Dal-Tile Mexico recorded pension expenses of approximately $196,000, $164,000 and $133,000 for fiscal years 2001, 2000 and 1999, respectively.

Foreign Currency Translation

     The Company's Mexican operations use the U.S. dollar as their functional currency. Translation gains or losses are reflected in other income (expense) in the consolidated statements of operations. Gains and losses resulting from foreign currency transactions are reflected currently in other income (expense) in the consolidated statements of operations. The cumulative foreign currency translation adjustment as of December 28, 2001 was approximately $74,525,000.

Financial Instruments

     The carrying amounts of cash, trade accounts receivable and trade accounts payable approximate fair value because of the short maturity of those instruments. The carrying amount of the Company's long-term debt approximates its fair value, which the Company estimates based on incremental rates of comparable borrowing arrangements.

Concentrations of Credit Risk

     The Company is engaged in the manufacturing and distribution of glazed and unglazed ceramic tile products and accessories in the United States and Mexico and the distribution of such manufactured products in Canada. The Company grants credit to customers, substantially all of whom are dependent upon the construction economic sector. The Company continuously evaluates its customers' financial condition and periodically requires third party payments to be issued on behalf of the customer and the Company. In addition, the Company frequently obtains liens on property to secure accounts receivable.

Derivative Financial Instruments

     The Company engages in activities that expose it to various market risks, including the effects of changes in foreign currency exchange rates, interest rates and natural gas prices. These financial exposures are managed as an integral part of the Company's risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. The Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes. The Company maintains a foreign currency risk management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings and cash flows caused by volatility in currency exchange rates. The Company maintains an interest rate risk management strategy that uses derivative instruments, currently interest rate swaps, to minimize significant, unanticipated earnings fluctuations caused by volatility in interest rates. In addition, the Company maintains a natural gas pricing strategy to minimize significant fluctuations in earnings caused by the volatility of gas prices.

                           DAL-TILE INTERNATIONAL INC.
             Notes to Consolidated Financial Statements--(Continued)
                               December 28, 2001

     The Company formally documents all hedging instruments and hedging items, as well as its risk management objective and strategy for undertaking various hedge items. This process includes linking all derivatives that are designated as fair value and cash flow hedges to specific assets or liabilities on the balance sheet or to forecasted transactions. The Company also formally assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective, the derivative expires, or is sold, terminated, or exercised, or the derivative is discontinued because it is unlikely that a forecasted transaction will occur, the Company discontinues hedge accounting, if appropriate, for that specific hedge instrument.

Reclassification

     Certain prior year amounts have been reclassified to conform to the 2001 presentation. Amounts reclassified included advertising costs of approximately $4,292,000 in 2000 and $3,340,000 in 1999 reclassified to net sales from selling, general and administration costs and freight recovered from customers of approximately $11,581,000 in 2000 and $10,252,000 in 1999 reclassified to net sales from transportation expenses.

New Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations" ("SFAS 141") and Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under the new standards, SFAS 141 eliminates the pooling of interest method of accounting for business combinations. SFAS 142 requires that goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. In October 2001, the Financial Accounting Standards Board issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets" ("SFAS 144"). This statement establishes new rules for determining impairment of certain other long-lived assets, including intangible assets subject to amortization, property and equipment and long-term prepaid assets. These new standards are all effective for fiscal years beginning after December 15, 2001. The Company will adopt these statements on December 29, 2001 for the 2002 fiscal year. At the present time, the Company has no foreseeable business combinations and management believes that SFAS 141 will have no material impact on the Company. The effect of adopting SFAS 142 will be to reduce amortization expense on an annual basis by approximately $5,500,000 and increase net income by approximately $5,200,000 for fiscal 2002 compared to fiscal 2001. Management believes that impairment of existing goodwill and intangible assets as of December 28, 2001 is unlikely, and the adoption of SFAS 144 will not have a significant effect on the operating results or financial position of the Company.

     At the April 2001 meeting of the Emerging Issues Task Force ("EITF"), a consensus was reached on issue EITF 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products". The consensus created a presumption that all consideration paid by a vendor to a reseller should be classified as a reduction of revenue in the vendor's income statement unless certain criteria are met. The Company adopted the provisions of EITF 00-25 as of December 28, 2001. The effect of implementing EITF 00-25 was to reclassify cooperative advertising expense from selling, general and administrative expense to net sales for the fiscal years 2001, 2000 and 1999.

                           DAL-TILE INTERNATIONAL INC.
             Notes to Consolidated Financial Statements--(Continued)
                               December 28, 2001

Net Income Per Share

     Computations of basic and diluted earnings per share are presented in the table below.


                                                   Fiscal Year Ended
                                        ---------------------------------------
                                        December 28,  December 29, December 31,
                                            2001         2000           1999
                                        ---------------------------------------
                                         (In Thousands, except per share data)

Basic Earnings Per Share
Income before extraordinary item .......  $78,901      100,757        73,763
Extraordinary item, net of tax..........    1,566           --            --
                                          -------      -------        ------
Net income..............................  $77,335      100,757        73,763
                                          =======      =======        ======

Weighted average common shares..........   55,808       54,918        54,103
                                          =======      =======        ======
Income before extraordinary item per
  common share..........................  $  1.42         1.83          1.36
Extraordinary item, net of tax per
  common share                              (0.03)          --            --
                                          -------      -------        ------
Net income per common share.............  $  1.39         1.83          1.36
                                          =======      =======        ======
Diluted Earnings Per Share
Income before extraordinary item........  $78,901      100,757        73,763
Extraordinary item, net of tax..........    1,566           --            --
                                          -------      -------        ------
Net income..............................  $77,335      100,757        73,763
                                          =======      =======        ======
Weighted average common shares..........   55,808       54,918        54,103
Effect of dilutive stock options........    2,533          478           436
                                          -------      -------        ------
Weighted average common shares assuming
   dilution.............................   58,341       55,396        54,539
                                          =======      =======        ======
Income before extraordinary item
  per common share......................  $  1.36         1.82          1.35
Extraordinary item, net of tax per
  common share .........................    (0.03)          --            --
                                          -------      -------        ------
Net income per common share.............  $  1.33         1.82          1.35
                                          =======      =======        ======

     During fiscal year 2001, all options had exercise prices that were lower than the average market price.

     Options to purchase 3,000,000 shares of common stock were outstanding during fiscal year 2000, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares during the year.

     Options to purchase 2,472,000 shares of common stock were outstanding during fiscal year 1999, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares during the year.

                           DAL-TILE INTERNATIONAL INC.
            Notes to Consolidated Financial Statements--(Continued)
                               December 28, 2001

3. Inventories

   Inventories consist of the following:

                                         December 28, December 29,
                                             2001         2000
                                         ------------ ------------
                                             (In Thousands)
       Finished products in U.S......... $125,414       117,272
       Finished products in Mexico......    6,190         5,671
       Finished products in Canada......    2,146         2,500
       Goods-in-process.................    5,588         5,204
       Raw materials....................   10,341         9,599
                                         --------       -------
       Total inventories................ $149,679       140,246
                                         ========       =======

   If U.S. finished products inventories were shown at current costs (approximating the FIFO method) rather than at LIFO values, inventories would have been approximately $2,300,000 lower and $1,700,000 lower than reported at December 28, 2001 and December 29, 2000, respectively.

   During fiscal year 2001, no inventory quantities were reduced. Therefore, net income was not affected.

   During fiscal year 2000, inventory quantities in four LIFO pools were reduced. This reduction resulted in the liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the fiscal year 2000 costs, the effect of which decreased net income by approximately $757,000, or $0.01 per share (basic and diluted).

   During fiscal year 1999, inventory quantities in six LIFO pools were reduced. This reduction resulted in the liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the fiscal year 1999 costs, the effect of which decreased net income by approximately $1,713,000, or $0.03 per share (basic and diluted).

4. Long-Term Debt

   Long-term debt consists of the following:

                                                                        December 28,    December 29,
                                                                            2001           2000
                                                                        ------------   ------------
                                                                              (In Thousands)
Asset securitization loan due October 26, 2004 (secured by accounts
  receivable)..........................................................   $ 75,000            --
Term A Loan, interest due quarterly at LIBOR plus 1.625% or Prime plus .625% (approximately 5.4% at December 28, 2001), principal
  due in variable quarterly installments through October 31, 2006 (1)..    125,000       115,000
Term B Loan............................................................         --       122,000
Revolving line of credit, interest due quarterly at blended LIBOR rates plus 1.625% or Prime plus .625% (approximately 5.4% at December
  28, 2001), principal due October 26, 2006 (1)........................     33,800        86,700
Other, principally borrowings to fund capital additions................      3,317         8,078
                                                                          --------       -------
                                                                           237,117       331,778
Less current portion...................................................     17,217        55,761
                                                                          --------       -------
                                                                          $219,900       276,017
                                                                          ========       =======

(1) Substantially all of the Company's assets other than accounts receivable are pledged on the debt.

                          DAL-TILE INTERNATIONAL INC.

                               December 28, 2001

   On October 26, 2001, the Company completed a $400,000,000 refinancing of its credit facility (the "Amended and Restated Credit Facility"). The transaction includes a $325,000,000 five-year credit facility, comprised of a $125,000,000 Term A Loan, a $200,000,000 revolving credit facility and a $75,000,000 facility secured by accounts receivable. Proceeds from the refinancing were used to prepay the Term B Loan in full and pay related transaction fees and expenses. The Company is required to make quarterly amortization payments on the Term A Loan starting in the first quarter of 2002 with final maturity on October 31, 2006. Full year amortization payments will consist of $15,000,000 in 2002 and 2003, $20,000,000 in 2004, $25,000,000 in 2005 and $50,000,000 in
2006. Borrowings under the revolving credit facility will be payable in full on October 26, 2006. The Term A Loan and revolving credit facility will bear interest at the London Interbank Offered Rate plus a borrowing rate spread based on a pricing grid starting at 162.5 basis points. The Company is required to maintain certain financial covenants and was in compliance with those covenants at December 28, 2001. The financial covenants include maintenance of net worth, consolidated interest ratio and consolidated leverage ratio.

   The accounts receivable securitization facility represents a three-year revolving securitization of eligible accounts receivable. The facility is accounted for as a secured financing and the Company pays monthly interest based on prevailing commercial paper rates plus a program fee of 47.5 basis points. The Company is required to maintain certain compliance and reporting covenants and was in compliance with those covenants at December 28, 2001. The Company has the ability, under the terms of the credit facility, and intent, if necessary, to extend these borrowings and therefore has classified the amounts as long term.

   In connection with the extinguishment of the old debt, the Company recorded an extraordinary item of $2,546,000 ($1,566,000 net of tax).

   As of December 28, 2001, the Company had availability of approximately $153,700,000 on the revolving line of credit. The availability is net of $12,527,000 in letters of credit for foreign inventory purchases, insurance programs and industrial revenue bond financing transactions.

   Aggregate maturities of long-term debt for the four years subsequent to December 28, 2001 (in thousands) are:

              2002.................................. $17,217
              2003..................................  15,800
              2004..................................  95,300
              2005..................................  25,000
              2006..................................  83,800

   Total interest cost incurred for fiscal years 2001, 2000 and 1999 amounted to approximately $21,989,000, $30,915,000 and $37,508,000, respectively, of which approximately $499,000, $813,000 and $383,000, respectively, was capitalized to property, plant and equipment. Total interest paid was $19,590,000, $28,017,000 and $35,952,000 for fiscal years ended December 28,
2001, December 29, 2000 and December 31, 1999 respectively.

                          DAL-TILE INTERNATIONAL INC.

                               December 28, 2001


5.  Income Taxes

   Income before income taxes and extraordinary items relating to operations is as follows:

                                                 Fiscal Year Ended
                                    ------------------------------------------
                                     December 28,  December 29,   December 31,
                                        2001          2000           1999
                                    -------------  ------------   ------------
                                                 (In Thousands)
     United States...............     $121,051       100,103         65,430
     Mexico......................        6,951         6,150         11,502
     Other.......................          292           368            797
                                      --------       -------        -------
     Total.......................     $128,294       106,621         77,729
                                      ========       =======        =======

   The components of the provision for income taxes include the following:

                                                Fiscal Year Ended
                                    ------------------------------------------
                                     December 28,   December 29,  December 31,
                                         2001           2000          1999
                                    -------------   ------------  ------------
                                                  (In Thousands)
   U.S. federal--current.............  $18,703            --             --
   U.S. state--current...............    3,765         1,024            334
   U.S.--deferred....................   24,698         3,316          1,247
                                       -------         -----          -----
                                        47,166         4,340          1,581
   Mexico--current...................    1,247         1,300          2,289
   Mexico--deferred..................       --           224             96
                                       -------         -----          -----
                                         1,247         1,524          2,385
                                       -------         -----          -----
   Total with extraordinary item.....   48,413         5,864          3,966
   Tax effect of extraordinary item..      980            --             --
                                       -------         -----          -----
   Total excluding extraordinary item  $49,393         5,864          3,966
                                       =======         =====          =====

   Principal reconciling items from the income tax provision computed at the U.S. statutory rate of 35 percent and the provision for income are as follows:

                                                                   Fiscal Year Ended
                                                        -----------------------------------------
                                                         December 28,  December 29,  December 31,
                                                             2001         2000          1999
                                                        ------------- ------------  -------------
                     (In Thousands)
Provision at U.S. statutory rate including extraordinary
  item..................................................   $44,011       37,316         27,205
Amortization of goodwill................................     1,673        1,673          1,667
State income tax........................................     3,765        4,040          1,028
Foreign loss not benefited..............................      (148)        (128)          (279)
Difference between U.S. and Mexico statutory rate.......        --           --            915
Mexico inflationary indexing and other..................    (1,185)        (628)        (2,556)
Valuation allowance.....................................        --      (36,739)       (24,285)
Other...................................................       297          330            271
                                                           -------      -------       --------
Total...................................................   $48,413        5,864          3,966
                                                           =======      =======       ========

                          DAL-TILE INTERNATIONAL INC.

                               December 28, 2001

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                     December 28,   December 29,
                                                         2001           2000
                                                     ------------   ------------
                                                            (In Thousands)
Deferred tax liabilities:
 Book basis of property, plant and equipment over tax   $21,677        19,636
 Book basis of other assets over tax.................     7,983         9,951
 Unrealized gain on hedging instruments..............        --         3,306
 Other, net..........................................    15,927        10,206
                                                        -------        ------
   Total deferred tax liabilities....................    45,587        43,099
                                                        -------        ------
Deferred tax assets:
 Tax basis of inventories over book..................     6,886         2,326
 Tax basis of other assets over book.................       198         2,003
 Net operating loss carryforwards....................       681        22,311
 Expenses not yet deductible for tax.................     8,375         8,149
 Unrealized loss on hedging instruments..............     1,931            --
                                                        -------        ------
   Total deferred tax assets.........................    18,071        34,789
                                                        -------        ------
Net deferred tax liabilities.........................   $27,516         8,310
                                                        =======        ======

   Total income tax payments, net of refunds received, during the years ended December 28, 2001, December 29, 2000 and December 31, 1999 were $18,732,000,
$3,777,000 and $1,680,000, respectively. The Company has state net operating loss carry forwards with a tax benefit of approximately, $681,000, which, expire between 2002 and 2019.

   Income taxes payable were approximately $3,548,000 and $542,000 at December 28, 2001 and December 29, 2000. The Company had a current deferred tax asset of approximately $1,330,000 at December 28, 2001 and a current deferred tax liability of approximately $4,779,000 at December 29, 2000.

   Tax benefits associated with the exercise of nonqualified stock options decreased the current taxes payable by approximately $1,997,000 and were recorded as an increase of additional paid-in capital.

6.  Derivative Financial Instruments

  Foreign Currency Exchange Risk Management

   The Company uses foreign currency forward contracts to hedge against foreign currency risk and accounts for these contracts as cash flow hedges. Such financial instruments are marked-to-market with the offset to other comprehensive income and deferred taxes and then subsequently recognized as a component of cost of goods sold in the same period or periods during which the hedged transaction affects earnings. These hedges are designed to be perfectly effective at inception and throughout the hedge. The Company did not have any forward contracts outstanding as of December 28, 2001 and foreign currency contracts did not materially affect earnings for fiscal year 2001.

  Interest Rate Risk Management

   The Company uses interest rate swap contracts to adjust the proportion of total debt that is subject to variable and fixed interest rates. Under an interest rate swap contract, the Company agrees to pay

                          DAL-TILE INTERNATIONAL INC.

                               December 28, 2001

an amount equal to a fixed-rate of interest times a notional principal amount, and to receive in return an amount equal to a specified variable-rate of interest times the same notional principal amount. The notional amounts of the contracts are not exchanged, and no other cash payments are made. The contract fair value is reflected on the balance sheet and related gains or losses are deferred in other comprehensive income. These deferred gains and losses are recognized in income as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the interest payments being hedged, any changes in fair value relating to the ineffective portion of these contracts is immediately recognized in income. Under the terms of the swap agreement, the Company pays a fixed interest rate of 6.1 percent. At December 28, 2001, the Company held two $50,000,000 interest rate swap contracts. The fair value of these contracts was a liability of approximately $3,422,000 at December 28, 2001 and the contracts expire on December 31, 2002. Both contracts were considered perfectly effective at December 28, 2001.

  Natural Gas Risk Management

   The Company uses a combination of natural gas futures contracts and long-term supply agreements to manage unanticipated fluctuations in natural gas prices. These instruments generally cover a period of one to three years on forecasted usage of natural gas measured in Million British Thermal Units ("MMBTU"). The long-term supply agreements do not have net settlement provisions and are accounted for as normal purchases, which are excluded from hedge accounting consideration under SFAS 133 and its amendments. The Company accounts for natural gas futures contracts as cash flow hedges. Such financial instruments are marked-to-market using futures prices with the offset to other comprehensive income, net of applicable income taxes and hedge ineffectiveness. Subsequently, the gain or loss is recognized as a component of cost of goods sold in the same period or periods during which the hedged transaction affects earnings. For the fiscal year ended December 28, 2001, the Company recognized approximately $2,500,000 in net gain on its natural gas hedge program.

   At December 28, 2001 the Company had natural gas futures contracts outstanding with an aggregate notional amount of approximately 2,240,000 MMBTU. The fair value of these contracts was a liability of approximately $2,982,000 of which approximately $2,273,000 was recorded in other current liabilities and approximately $709,000 was recorded in other long-term liabilities with the offset to other comprehensive income, net of applicable income taxes. The hedge instruments were considered perfectly effective at December 28, 2001 and expire at various dates through April 2004.

7.  Employee Stock Purchase Plan

   In March 1999, the Company's Stockholders approved the Company's Employee Stock Purchase Plan ("ESPP"). Pursuant to the ESPP, employees can purchase Common Stock at a specified price through payroll deductions during an offering period, established on a semi-annual basis beginning on January 1 and July 1 of each year. Pursuant to the ESPP, 74,573 shares were issued in January 2001, and 51,641 shares were issued in July 2001. The Company reserved 500,000 shares for issuance, 245,223 of which were available for issue at December 28, 2001. The plan was terminated in December 2001.

8.  Stock Plan

   The Company has a stock option plan (the "Plan") that provides for the granting of options for up to 13,358,388 shares of its common stock to key employees. Options granted under the Plan prior to

                          DAL-TILE INTERNATIONAL INC.

                               December 28, 2001

January 1, 1996 vest 20 percent at the date of the grant and 20 percent on each successive anniversary of the date of the grant until fully vested. Generally, options granted on or after January 1, 1996 vest 25 percent at the date of the grant and 25 percent on each successive anniversary of the date of the grant until fully vested. In each case, the options expire on the tenth anniversary of the date of the grant. The terms of the stock option plan may be modified on an individual grant basis at the discretion of the Company's Board of Directors.

   Stock option activity under the Plan is summarized as follows:

                                  Number of      Range of     Weighted Average
                                   Shares     Exercise Prices  Exercise Price
                                  ----------  --------------- ----------------
 Outstanding at January 1, 1999.. 10,257,347  $  8.69 - 11.94       9.73
  Granted........................    475,000     8.44 - 11.25       9.03
  Exercised......................   (975,094)    8.69 -  9.91       9.33
  Cancelled......................   (522,359)    8.69 - 11.94       9.44
                                  ----------  ---------------      -----
 Outstanding at December 31, 1999  9,234,894     8.44 - 11.94       9.77
  Granted........................  3,557,000     7.38 - 13.89      12.39
  Exercised......................   (364,765)    7.38 -  9.19       8.96
  Cancelled......................   (438,007)    7.38 -  9.91       9.46
                                  ----------  ---------------      -----
 Outstanding at December 29, 2000 11,989,122     7.38 - 13.89      10.58
  Granted........................    390,000    15.06 - 17.35      15.24
  Exercised......................   (705,106)    8.69 -  9.19       9.03
  Cancelled......................    (11,000)    7.38 -  9.19       8.01
                                  ----------  ---------------      -----
 Outstanding at December 28, 2001 11,663,016  $  7.38 - 17.35      10.83
                                  ==========  ===============      =====

    The Company has reserved 13,358,388 shares of common stock for options, of which 1,695,372 had not been granted at December 28, 2001 and are available for future issuance under the Plan. At December 28, 2001, December 29, 2000 and December 31, 1999, there were 8,672,099 options exercisable at a weighted average price of $11.23, 7,950,705 options exercisable at a weighted average exercise price of $11.43 and 5,415,212 options exercisable at a weighted average exercise price of $10.03, respectively. The following table summarizes information with regard to stock options outstanding at December 28, 2001:

         Exercise    Options       Options   Weighted Average Remaining
          Price    Outstanding   Exercisable      Contractual Life
         --------  -----------   ----------- --------------------------
         $ 7.38       259,000           --           8.05 years
           8.13        34,000        17,000          8.51 years
           8.44       100,000        75,000          7.70 years
           8.69       934,000        34,000          6.94 years
           8.81       100,000       100,000          7.16 years
           8.94        39,000        13,000          8.55 years
           9.01     3,959,016     2,760,349          5.57 years
           9.13        80,000        80,000          8.05 years
           9.19       183,500       132,500          7.82 years
           9.44        32,000        24,000          7.96 years
          11.25         7,500         3,750          7.51 years
          11.94     2,425,000     2,425,000          5.77 years
          12.19       120,000           --           8.95 years
          12.63     2,000,000     2,000,000          8.89 years
          13.89     1,000,000     1,000,000          8.89 years
          15.06       360,000           --           9.15 years
          17.35        30,000         7,500          9.85 years

                                        16

                          DAL-TILE INTERNATIONAL INC.

                               December 28, 2001


     If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated in the table below:

                                                             Fiscal Year Ended
                                           --------------------------------------------------------
                                           December 28, 2001  December 29, 2000   December 31, 1999
                                           -----------------  -----------------   -----------------
                                                   (In Thousands, except per share data)
Net income--as reported..................      $77,335            100,757              73,763
Net income--pro forma....................       70,070             90,506              62,609
Earnings per share as reported--basic....         1.39               1.83                1.36
                              --diluted..         1.33               1.82                1.35
Earnings per share pro forma--basic......         1.26               1.65                1.16
                            --diluted....         1.20               1.63                1.15

     The weighted average fair value at date of grant for options granted during the fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999 was $8.05, $5.01 and $3.80 per option, respectively. The fair value of the options at the date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                          Fiscal Year Ended
                         ------------------------------------------------------
                         December 28, 2001  December 29, 2000 December 31, 1999
                         -----------------  ----------------- -----------------
  Expected life (years)         3.9                 3                  3
  Interest rate........        4.53%             5.66%              5.83%
  Volatility...........        65.7%             52.4%              55.0%
  Dividend yield.......        0.00%             0.00%              0.00%

     During 1997, the Company issued stock units under a stock appreciation rights agreement to certain executives which permitted the holders to receive values in excess of the base price of the unit at the date of grant. Payment of the excess was made in cash, stock or a combination of cash and stock at the discretion of the Board of Directors. The total value to be received was subject to a ceiling. During the fourth quarter of fiscal year 1997, 2,710,000 stock units were granted at a base price of $9.01 per unit. The stock units vested at various dates through fiscal year 2000. As of December 29, 2000, all of the units were either exercised or expired. The Company recorded compensation expense of approximately $58,000 and $710,000 for the fiscal years ended December 29, 2000 and December 31, 1999.

9.  Commitments and Contingencies

   The Company leases substantially all of its sales centers and various distribution, manufacturing and transportation equipment under noncancelable operating leases. Certain leases contain escalation provisions and renewal options. The minimum aggregate annual lease payments subsequent to December 28, 2001 are as follows (in thousands):

          2002.........................  $ 31,288
          2003.........................    23,120
          2004.........................    18,085
          2005.........................    13,768
          2006.........................    10,033
          Thereafter...................    15,801
                                         --------
                                         $112,095
                                         ========

                          DAL-TILE INTERNATIONAL INC.

                               December 28, 2001


   Rental expense amounted to approximately $34,967,000, $33,853,000 and $34,040,000 for the fiscal years ended December 28, 2001, December 29, 2000 and December 31, 1999, respectively.

   The Company is subject to federal, state, local and foreign laws and regulations relating to the environment and to work places. Laws that affect or could affect the Company's United States operations include, among others, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act. The Company believes that it is currently in substantial compliance with such laws and the regulations promulgated thereunder.

   The Company is involved in various proceedings relating to environmental matters. The Company, in the past, has disposed or arranged for the disposal of substances, which are now characterized as hazardous and currently is engaged in the cleanup of hazardous substances at certain sites. It is the Company's policy to accrue liabilities for remedial investigations and cleanup activities when it is probable that such liabilities have been incurred and when they can be reasonably estimated. The Company has provided reserves of approximately $7,100,000 included in other long-term liabilities, which management believes are adequate to cover probable and estimable liabilities of the Company with respect to such investigations and cleanup activities, taking into account currently available information and the Company's contractual rights of indemnification. The Company is entitled to indemnification with respect to certain expenditures incurred in connection with such environmental matters and does not expect that the ultimate liability with respect to such investigation and remediation activities will have a material effect on the Company's liquidity and financial condition. However, estimates of future response costs are necessarily imprecise due to, among other things, the possible identification of presently unknown sites, the scope of contamination of such sites, the allocation of costs among other potentially responsible parties with respect to any such sites and the ability of such parties to satisfy their share of liability. Accordingly, there can be no assurance that the Company will not become involved in future litigation or other proceedings or, if the Company were found to be responsible or liable in any litigation or proceeding, that such costs would not be material to the Company. The Company is also a defendant in various lawsuits arising from normal business activities.

   In the opinion of management, the ultimate liabilities likely to result from the contingencies described above are not expected to have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

10.  Joint Venture

   In September of fiscal year 2000, the Company announced the formation of a joint venture with Emilceramica, S.p.A., an Italian tile manufacturer. The joint venture, Dal Italia LLC, sells and distributes porcelain tile products for the North American market. Dal Italia LLC is 80 percent owned by the Company and included in its consolidated financial statements, and is 20 percent owned by Emilceramica, S.p.A. ("Emil"). Dal Italia LLC has a supply agreement with Emil in which porcelain tile products are purchased at cost plus transportation charges and then distributed and sold exclusively through the Company's sales service centers according to a distribution agreement between Dal Italia LLC and the Company. During 2001, Dal Italia LLC purchased approximately $6,250,000 of inventory from Emil. Joint venture operations are consolidated into the results of the Company. Minority interest is recorded as a reduction of other income (expense).

11.  Geographic Area Operations

   The Company currently conducts its business in one industry segment, engaging in the manufacturing, distribution and marketing of tile (wall, floor, quarry and mosaic), natural stone and

                           DAL-TILE INTERNATIONAL INC.

                               December 28, 2001

related products. The Company operates manufacturing facilities in the United States and Mexico and distributes products through wholly owned sales centers in the United States, Canada and Puerto Rico and nonaffiliated distributors in the United States and Mexico. Intercompany sales between geographic areas are accounted for at amounts that are generally above cost and in compliance with rules and regulations governing tax authorities. Such intercompany sales are eliminated in the consolidated financial statements.

   Financial information by geographical area is summarized below:

                                                               Fiscal Year Ended
                                                    ----------------------------------------
                                                     December 28,  December 29, December 31,
                                                         2001          2000         1999
                                                    -------------  ------------ ------------
                                                                 (In Thousands)
Consolidated revenue:
Unaffiliated customers:
 United States...................................... $  990,467      912,785       818,320
 Mexico.............................................     32,421       32,554        28,936
 Other..............................................     13,907       14,106        10,224
                                                     ----------      -------       -------
     Total consolidated revenue from unaffiliated
       customers.................................... $1,036,795      959,445       857,480
                                                     ==========      =======       =======
Intercompany revenue:
 United States...................................... $    5,486        5,802         3,847
 Mexico.............................................     88,508       86,734        85,102
 Other..............................................        142           84            43
 Eliminations.......................................    (94,136)     (92,620)      (88,992)
                                                     ----------      -------       -------
     Total consolidated revenue..................... $1,036,795      959,445       857,480
                                                     ==========      =======       =======
Consolidated operating income:
 United States...................................... $  142,663      130,473       102,641
 Mexico.............................................      6,134        6,161        11,167
 Eliminations/other.................................        424          429           670
                                                     ----------      -------       -------
     Total consolidated operating income............ $  149,221      137,063       114,478
                                                     ==========      =======       =======
Consolidated identifiable assets:
 United States...................................... $  583,109      588,905       568,374
 Mexico.............................................     85,423       72,182        61,347
 Eliminations/other.................................      9,890        9,433         8,983
                                                     ----------      -------       -------
     Total consolidated identifiable assets......... $  678,422      670,520       638,704
                                                     ==========      =======       =======

                           DAL-TILE INTERNATIONAL INC.

                                December 28, 2001

 12. Summary of Quarterly Results of Operations (Unaudited)

     The following is a tabulation of the unaudited quarterly results of operations for the fiscal years ended December 28, 2001 and December 29, 2000:

                                                            First    Second    Third   Fourth
                                                           Quarter   Quarter  Quarter  Quarter
                                                          ---------  -------  -------  --------
                                                          (In Thousands, except per share data)

Fiscal Year Ended December 28, 2001:
Net sales................................................ $247,357   264,936  271,594  252,908
Gross profit.............................................  118,761   126,205  128,128  117,356
Operating income.........................................   33,750    37,551   39,465   38,455
Income before extraordinary item.........................   16,468    20,076   20,492   21,865
Extraordinary item--loss on early extinguishment of debt,
  net of tax.............................................       --        --       --    1,566
Net income...............................................   16,468    20,076   20,492   20,299
Per share:
 Income before extraordinary item
   basic.................................................     0.30      0.36     0.37     0.39
   assuming dilution.....................................     0.29      0.35     0.35     0.37
 Net income..............................................
   basic.................................................     0.30      0.36     0.37     0.36
   assuming dilution.....................................     0.29      0.35     0.35     0.34

Fiscal Year Ended December 29, 2000:
Net sales................................................ $231,740   246,867  249,825  231,013
Gross profit.............................................  112,311   119,408  119,830  109,963
Operating income.........................................   30,531    35,799   36,424   34,309
Net income...............................................   21,325    25,539   27,685   26,208
Per share:
 Net income
   basic.................................................     0.39      0.47     0.50     0.48
   assuming dilution.....................................     0.39      0.46     0.50     0.47


     The sum of quarterly per share amounts does not necessarily equal the annual amount reported as per share amounts are computed separately for each quarter and the full year based on respective weighted average basic common shares outstanding and weighted average shares outstanding assuming dilution.

     The amounts above reflect the reclassification of cooperative advertising costs and amounts billed to customers for shipping and handling charges into net sales for the periods presented. The changes were made to reflect the adoption of EITF 00-25 and EITF 00-10 at December 28, 2001.